Exhibit 2.6

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF INVESTMENT GRADE R.E. INCOME FUND, LP

This Second Amendment to Third Amended and Restated Limited Partnership Agreement of Investment Grade R.E. Income Fund, L.P. (this "Amendment") is effective as of January 1, 2024.

RECITALS

A. Investment Grade R.E. Income Fund, LP., a Delaware limited Partnership (the "Company") filed its Certificate of Formation with the Delaware Secretary of State on September 27, 2019

B. The Company is governed by that certain Third Amended and Restated Limited Partnership Agreement of Investment Grade R.E. Income Fund, LP (the "Agreement") effective as of January 10, 2020.

C. The Partners of the Company wish to make certain amendments to the Agreement pursuant to section 18.9 of Agreement in order to modify calculation and payment of the Preferred Return.

AGREEMENT

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and consideration of the above recitals, the parties agree as follows:

1. Section 1.26 "Preferred Return" is hereby restated as follows:

   Preferred Return The term "Preferred Return" means, with respect to each Limited Partner, as of any date of determination, an amount calculated on a daily basis, from the date that such Limited Partner's first contribution of Invested Capital is made through such date of determination, equal to 8.0% per annum, non-compounded of the Limited Partner's funded Invested Capital. The Preferred Return shall be paid in two tranches. The first tranche of 6% shall be paid monthly on the excess (if any) on each day during such period of (A) such Limited Partner's funded Invested Capital, over (B) the aggregate amount of all distributions made on or prior to such day to such Limited Partner by the Partnership pursuant to Section 5.1.1(A) (the "6% Tranche"). The second tranche of the remaining 2% shall accrue non-compounded and shall be paid by the Partnership pursuant to Section 5.1.1(C) (the "2% Tranche"). Such 2% Tranche will accrue and be paid at liquidation of the Fund, or at such time otherwise determined by the General Partner.

2. Section 5.1 "Distributions" is hereby restated as follows:

   5.1 ***Distributions***. Except as otherwise provided in Section 5.5, Distributable Operating Income shall be distributed as follows:

   5.1.1 Subject to any reserves created by the Partnership, Distributable Operating Income shall be distributed as follows:

   (A) To the Limited Partners pro rata if any portion of the 6% Preferred Return tranche remains unpaid until the 6% Preferred Return tranche is reduced to zero; then

   (B) To the General Partner, the Asset Management Fee and all real property loans and notes made and held by the Partnership (valued at face value thereof), calculated, accrued, and payable monthly in arrears.

(C) Then, in the event of a liquidation of the Fund, or at such other times as determined by the General Partner, to the Limited Partners pro rata if any portion of the 2% Preferred Return tranche remains unpaid until the 2% Preferred Return tranche is reduced to zero; then

(D) To the Limited Partners, pro rata, until they receive 100% of their unreturned Invested Capital; and then

(E) 80% to the Limited Partners, pro rata, and 20% to the General Partner.

5.1.2 Subject to any reserves created by the Partnership, profits from the sale of Investments shall be distributed as follows:

(A) To the Limited Partners, pro rata, until they receive 100% of their unreturned Invested Capital; and then

(B) To the Limited Partners pro rata in accordance with their Unpaid Preferred Return, until such Unpaid Preferred Return is reduced to zero; then

(C) 80% to the Limited Partners, pro rata, and 20% to the General Partner.

The amount and timing of such Distributions shall be subject to Section 10.1.8.

3. Entire Understanding; No Other Modifications. The Agreement and this Amendment set forth the entire agreement and understanding of the parties hereto with respect to the subject matter contemplated thereby and hereby and supersede any and all prior agreements arrangements and understanding among the parties relating to the subject matter hereof. Except as modified by this Amendment, the Agreement remains in full Force and effect.

4. Miscellaneous. This Amendment shall bind, and shall inure to the benefit of the successors an assigns of the parties. This document may be executed in counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original thereof. No provision of this Amendment that is held inoperative, unenforceable, or invalid shall affect the remaining provisions, and this end all provisions hereof are hereby declared to be severable. This Amendment shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER
IGRE CAPITAL HOLDINGS, LLC,
a California limited liability company

By: ______________________
Jason Luhan, its manager

Date: 12/19/2023